Exhibit 99.1

FOR IMMEDIATE RELEASE
For more information, contact:
Daniel Greenberg, Chairman and CEO Electro Rent Corporation 818-786-2525	Roger Pondel/Laurie Berman PondelWilkinson Inc. 310-279-5980 investor@pondel.com

Electro Rent Reports Fiscal 2015 Second Quarter Financial Results

VAN NUYS, Calif. - January 16, 2015 - Electro Rent Corporation (Nasdaq: ELRC) today reported financial results for the fiscal first quarter ended November 30, 2014.

“Our business remained fairly constant for the second quarter, as revenues edged up,” said Daniel Greenberg, Chairman and CEO of Electro Rent. “Sales of used equipment improved, and our international business grew slightly. Sales of new equipment improved for the second consecutive quarter, and our data products business generated low double-digit gains.

“While equipment rental revenue for the quarter was down about 5 percent compared to the prior year, we are encouraged by a continuing increase in the amount of equipment on rent in our test and measurement business from this year’s first quarter. With monthly expansion throughout the second quarter, we remain optimistic about the long-term viability of a meaningful equipment rental market,” Greenberg said.

Total revenues for the fiscal 2015 second quarter increased to $59.7 million from $57.9 million last year. Rental and lease revenues were $33.5 million, compared with $35.2 million a year ago. Sales of equipment and other revenues rose to $26.2 million for the fiscal 2015 second quarter, up from $22.7 million for the comparable prior-year period.

Selling, general and administrative expenses totaled $14.6 million, or 24.5% of total revenues, for the fiscal 2015 second quarter, compared with $14.2 million, or 24.6% of total revenues, for the same quarter last year.

Total operating expenses were $53.5 million for the fiscal 2015 second quarter, compared with $49.0 million a year ago. The increase primarily reflected higher costs related to sales of equipment and other revenue.

Operating profit for the second quarter of fiscal 2015 was $6.2 million, or 10.4% of total revenues, compared with $8.9 million, or 15.4% of total revenues, for the second quarter of fiscal 2014. The decline principally related to a decrease in higher margin rentals, which was partially offset by an increase in lower margin sales.

Net income was $4.8 million, or $0.20 per diluted share, for the fiscal 2015 second quarter, compared with $5.6 million, or $0.23 per diluted share, for the fiscal 2014 second quarter. Net income for the fiscal 2015 period included $1.4 million, before tax, in income related to a settlement received from a class action lawsuit involving the purchase of certain computer products and a $1.3 million reduction in sales of equipment and other revenues, before tax, related to a non-recurring, out-of-period adjustment.

Rental equipment purchases for the fiscal 2015 second quarter totaled $14.7 million, compared with $15.1 million for the same quarter last year.

The company’s effective tax rate was 37.7% for the second quarter of fiscal 2015, compared with 38.0% for the same quarter last year.

Total revenues for the first half of fiscal 2015 grew to $121.6 million, up from $118.0 million for the comparable period last year. Rental and lease revenues were $67.4 million for the fiscal 2015 year-to-date period, versus $70.9 million for the fiscal

2014 year-to-date period. Equipment sales and other revenues rose to $54.2 million for the six months ended November 30, 2014, from $47.2 million for the six months ended November 30, 2013.

Selling, general and administrative expenses totaled $29.6 million, or 24.4% of total revenues, for the first half of fiscal 2015, versus $28.9 million, or 24.5% of total revenues, for the first six months of fiscal 2014. Total operating expenses for the fiscal 2015 six-month period were $107.9 million, compared with $100.3 million for the fiscal 2014 six-month period.

Operating profit for the first six months of fiscal 2015 amounted to $13.7 million, or 11.3% of total revenue, compared with $17.7 million, or 15.0% of total revenue, in the prior-year period.

Net income for the first half of fiscal 2015 was $9.6 million, or $0.39 per diluted share, compared with $11.3 million, or $0.46 per diluted share, for the first half of fiscal 2014. Net income for the fiscal 2015 period included the $1.4 million, before tax, legal settlement and the $1.3 million, before tax, out-of-period adjustment.

Rental equipment purchases for the first six months of fiscal 2015 were $32.3 million, versus $30.1 million for the first six months of fiscal 2014.

The net book value of Electro Rent's equipment was $217.8 million at November 30, 2014, compared with $221.9 million at May 31, 2014.

Electro Rent had a sales order backlog for test and measurement equipment relating to its Keysight Technologies (formerly Agilent) resale agreement of $9.6 million at November 30, 2014, versus $11.2 million at November 30, 2013. The majority of the backlog is expected to be delivered to customers within the next six months.

Electro Rent paid dividends of $4.9 million for the second quarter of fiscal 2015. On an annualized basis, Electro Rent’s current quarterly dividend of $0.20 per common share represents a 6.1% yield on the January 15, 2015 closing share price of $13.08.

Total shareholders' equity at November 30, 2014 was $231.5 million, or $9.64 per share, versus $231.0 million, or $9.62 per share, at May 31, 2014.

Electro Rent’s cash and cash equivalents balance was $5.2 million at the end of the second quarter of fiscal 2015, compared with $5.9 million at the end of fiscal 2014. The decline primarily related to equipment purchases and the company’s regular quarterly dividend payment.

“While the business environment in which our customers operate remains uncertain, especially in the aerospace and defense market which has been under considerable pressure, there is ongoing evidence of a slightly better demand climate for test and measurement equipment,” Greenberg said. “With this in mind, Electro Rent is fully prepared to exceed our customers’ requirements with the best and most cost-effective test and measurement solutions available.”

About Electro Rent
Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

“Safe Harbor" Statement:
Except for the historical statements and discussions in this press release, the company’s statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect Electro Rent’s management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. When used, the words "expect" and "will" and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. The company believes its assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, the company’s actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. Electro Rent undertakes no obligation to update or revise any forward-looking statements.

(Financial tables follow)

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (in thousands, except per share data)

	Three Months Ended November 30,		Six Months Ended November 30,
	2014	2013	2014	2013
Revenues:
Rentals and leases	$33,469	$35,205	$67,358	$70,862
Sales of equipment and other revenues	26,234	22,671	54,216	47,182
Total revenues	59,703	57,876	121,574	118,044
Operating expenses:
Depreciation of rental and lease equipment	14,670	14,241	28,585	28,614
Costs of rentals and leases, excluding depreciation	4,547	4,798	9,121	9,610
Costs of sales of equipment and other revenues	19,661	15,699	40,563	33,217
Selling, general and administrative expenses	14,598	14,226	29,619	28,905
Total operating expenses	53,476	48,964	107,888	100,346
Operating profit	6,227	8,912	13,686	17,698
Interest income, net	79	87	182	169
Other income	1,390	—	1,390	—
Income before income taxes	7,696	8,999	15,258	17,867
Income tax provision	2,901	3,418	5,692	6,589
Net income	$4,795	$5,581	$9,566	$11,278
Earnings per share:
Basic	$0.20	$0.23	$0.39	$0.46
Diluted	$0.20	$0.23	$0.39	$1.46
Shares used in per share calculation:
Basic	24,404	24,331	24,380	24,313
Diluted	24,408	24,350	24,393	24,340

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (in thousands, except share numbers)

	November 30, 2014	May 31, 2014
ASSETS
Cash and cash equivalents	$5,200	$5,946
Accounts receivable, net of allowance for doubtful accounts of $659 and $555	38,422	34,970
Rental and lease equipment, net of accumulated depreciation of $241,856 and $237,151	217,801	221,888
Other property, net of accumulated depreciation and amortization of $19,329 and $18,983	12,942	13,122
Goodwill	3,109	3,109
Intangibles, net of accumulated amortization of $1,702 and $1,632	803	873
Other assets	23,058	22,150
	$301,335	$302,058
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Bank borrowings	$2,843	$—
Accounts payable	7,383	7,279
Accrued expenses	15,385	14,472
Deferred revenue	6,954	7,537
Deferred tax liability	37,286	41,812
Total liabilities	69,851	71,100
Commitments and contingencies (Note 11)
Shareholders’ equity:
Preferred stock, $1 par - shares authorized 1,000,000, none issued	—	—
Common stock, no par - shares authorized 40,000,000; issued and outstanding November 30, 2014 - 24,008,683; May 31, 2014 - 24,007,709	40,007	39,252
Retained earnings	191,477	191,706
Total shareholders’ equity	231,484	230,958
	$301,335	$302,058